                                                                    EXHIBIT 11.1

                             RADIANT SYSTEMS, INC.
                  COMPUTATION OF PRO FORMA EARNINGS PER SHARE
                     (in thousands, except per share data)

                                                  For the three months ended            For the three months ended
                                                         September 30,                         September 30,
                                               --------------------------------      --------------------------------
                                                    1996              1997                1996              1997
                                               -------------      -------------      -------------      -------------
Primary and Fully Diluted

Pro forma net income (loss) before
 extraordinary item........................... $        428        $     2,447        $      (302)       $   (15,733)
                                              ==============      =============      =============      =============

Pro forma net income (loss)................... $        428        $     2,447        $      (302)       $   (15,864)
                                              ==============      =============      =============      =============

Weighted average Common Stock
 outstanding during the period................        8,300             14,646              8,300             12,237
Cheap stock (1)...............................        2,800              3,198              2,800              2,670
                                              --------------      -------------      -------------      -------------

 Total........................................       11,100             17,844             11,100             14,907
                                              ==============      =============      =============      =============

Earnings per common and common
 equivalent share:

Income (loss) before extraordinary item......  $       0.04        $      0.14        $     (0.03)       $     (1.05)
Extraordinary loss on early extinguishment
 of debt.....................................           -                  -                  -                (0.01)
                                              --------------      -------------      -------------      -------------

Per share amount.............................  $       0.04        $      0.14        $     (0.03)       $     (1.06)
                                              ==============      =============      =============      =============
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(1) Pursuant to Securities and Exchange Commission Accounting Bulletin No. 83,
common stock and common common stock equivalents issued at a price below the assumed initial public offering price per share ("cheap stock") during the twelve months immediately preceeding the initial filing date of the Company's
Registration Statement for its public offering have been included as outstanding for all periods presented, regardless of whether they are antidilutive.